                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                               Votes     Votes
               Matters                          For     Withheld
               -------                       ---------- ---------
               (1).  Albert R. Dowden....... 44,720,446 3,130,369
                     Eli Jones.............. 44,837,954 3,012,861
                     Raymond Stickel, Jr.... 44,736,641 3,114,174

               (2).  Prema Mathai-Davis.....      2,139         0